Exhibit 10.21

INFORMATICA CORPORATION

AMENDMENT TO
1999 NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

1.	The Board of Directors of Informatica Corporation (the “Company”) has amended and restated Section 5(b) of the 1999 Non-Employee Director Stock Incentive Plan (the “Plan”) to provide as follows:

“(b) Date of Grant and Number of Shares: A Non-Qualified Stock Option to purchase 60,000 Shares (which number reflects each of the Company’s stock splits effected prior to April 22, 2003) shall be granted automatically (“Initial Grant”) to each Non-Employee Director elected or appointed to the Board after the Registration Date upon the date each such Non-Employee Director first becomes a Non-Employee Director. In addition, immediately following each annual meeting of the Company’s stockholders, each Non-Employee Director who continues as a Non-Employee Director following such annual meeting shall be granted automatically a Non-Qualified Stock Option to purchase 20,000 Shares (which number reflects each of the Company’s stock splits effected prior to April 22, 2003) (“Subsequent Grant”); provided that no Subsequent Grant shall be made to any Non-Employee Director who has not served as a Director, as of the time of such annual meeting, for at least six (6) months. Each such Subsequent Grant shall be made on the date of the annual stockholders’ meeting in question.”

2.	The Board of Directors of the Company has amended and restated Section 5(c) of the Plan to provide as follows:

“(c) Vesting. Each Initial Grant shall vest and become exercisable as to one-third (1/3) of the Shares subject to such Option twelve (12) months after the grant date, and the remainder of the Initial Grant shall vest in equal monthly installments over the following 24-month period, such that the Option will be fully exercisable three (3) years after its date of grant. Each Subsequent Grant shall vest and become fully exercisable as to all of the Shares subject to such Option twelve (12) months after the grant date.”